                                                                   EXHIBIT 10.32

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             AGL ENERGY CORPORATION,
                           AGL PROPANE SERVICES, INC.,
                         UNITED CITIES PROPANE GAS, INC.
                         TECO PROPANE VENTURES, LLC, AND
                            PIEDMONT PROPANE COMPANY,

                                   AS SELLERS

                                       AND

                         HERITAGE PROPANE PARTNERS, L.P.

                                    AS BUYER

                                NOVEMBER 6, 2003

================================================================================

                                                        STOCK PURCHASE AGREEMENT
                                           EXECUTION COPY DATED NOVEMBER 6, 2003

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS............................................................................................      2

1.1      Certain Defined Terms...................................................................................      2
1.2      Certain Additional Defined Terms........................................................................      2
1.3      Construction............................................................................................      4

ARTICLE 2 CLOSING................................................................................................      4

2.1      Agreed HHI Cash Amount..................................................................................      4
2.2      Payment of Purchase Price...............................................................................      6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF US PROPANE AND THE SELLERS...........................................      7

3.1      Organization of HHI.....................................................................................      7
3.2      Capitalization of HHI...................................................................................      7
3.3      Authority and Capacity..................................................................................      7
3.4      Binding Agreement.......................................................................................      8
3.5      No Breach or Violation..................................................................................      8
3.6      No Consents.............................................................................................      8
3.7      No Violation............................................................................................      8
3.8      No Proceedings..........................................................................................      9
3.9      Listing.................................................................................................      9
3.10     Finder's Fees...........................................................................................      9
3.11     Business Permits........................................................................................      9
3.12     Books and Records.......................................................................................      9
3.13     Taxes...................................................................................................     10
3.14     Intellectual Property...................................................................................     10
3.15     Regulation..............................................................................................     11
3.16     HHI Assets..............................................................................................     11
3.17     Title to HHI Assets.....................................................................................     11
3.18     Financial Statements; Absence of Liabilities............................................................     11
3.19     Absence of Certain Changes..............................................................................     11
3.20     Compliance with Laws....................................................................................     12
3.21     Benefit Plans...........................................................................................     12
3.22     Operations of HHI.......................................................................................     12
3.23     Opinion of Financial Advisor............................................................................     12

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER............................................................     12

4.1      Organization and Existence..............................................................................     12
4.2      Authority...............................................................................................     12
4.3      Binding Agreement.......................................................................................     12
4.4      No Breach or Default....................................................................................     13
4.5      Consents................................................................................................     13
4.6      Adequate Funding........................................................................................     13
4.7      Finder's Fees...........................................................................................     13
4.8      Investment Intent.......................................................................................     13

ARTICLE 5 AGREEMENTS.............................................................................................     14

5.1      Conduct and Preservation of the Business of HHI.........................................................     14
5.2      Restrictions on Certain Actions.........................................................................     14
5.3      Declaration and Payment of Dividends by HHI.............................................................     16
5.4      Confidentiality and Tax Shelter Regulations.............................................................     16

ARTICLE 6 ADDITIONAL AGREEMENTS..................................................................................     16

6.1      Access to Information, Confidentiality..................................................................     16
6.2      Third Party Consents....................................................................................     17
6.3      Release of Liens........................................................................................     17
6.4      Public Announcements....................................................................................     17
6.5      Access to Records after Closing.........................................................................     17
6.6      Fees and Expenses.......................................................................................     17
6.7      Taxes; Other Charges....................................................................................     18
6.8      Amendment of Schedules..................................................................................     19
6.9      Actions by Parties......................................................................................     20
6.10     Addition of NewLP.......................................................................................     20
6.11     Amendment of Buyer's Partnership Agreement..............................................................     20
6.12     Elimination of Intercompany Accounts....................................................................     20
6.13     Pre-Closing Dividends of Net Worth Note and Distribution Note...........................................     20

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF THE PARTIES...............................................................     21

7.1      Conditions to Closing of the Buyer......................................................................     21
7.2      Conditions to Closing of the Sellers....................................................................     23

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER......................................................................     24

8.1      Termination.............................................................................................     24
8.2      Effect of Termination...................................................................................     25
8.3      Amendment...............................................................................................     25
8.4      Waiver..................................................................................................     25

ARTICLE 9 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS...........................................................     25

9.1      Indemnification Obligations of the Buyer................................................................     25
9.2      Indemnification Obligations of the Sellers..............................................................     26
9.3      Indemnification Procedures..............................................................................     27
9.4      Survival................................................................................................     28
9.5      No Special or Consequential Damages.....................................................................     29

ARTICLE 10 MISCELLANEOUS.........................................................................................     29

10.1     Notices.................................................................................................     29
10.2     Entire Agreement........................................................................................     31
10.3     Binding Effect; Assignment; No Third Party Benefit......................................................     31
10.4     Severability............................................................................................     31
10.5     Governing Law...........................................................................................     31
10.6     Jurisdiction............................................................................................     32

10.7     Further Assurances......................................................................................     32
10.8     Descriptive Headings....................................................................................     32
10.9     Counterparts............................................................................................     32

CLOSING SCHEDULES

Schedule 2.1(a)      Method for Determining Current Liabilities of HHI
Schedule 3.2(a)   -  Other Securities of HHI
Schedule 3.2(b)   -  Indebtedness of US Propane or Sellers Owing to HHI
Schedule 3.5      -  Default or Violation
Schedule 3.13(a)  -  Tax Returns (Exceptions)
Schedule 3.13(b)  -  List of Tax Returns
Schedule 3.13(g)  -  Taxes in Stock Acquisitions
Schedule 3.14     -  Intellectual Property
Schedule 3.18(a)  -  HHI Unaudited Financial Statements
Schedule 3.18(b)  -  Other Liabilities
Schedule 5.2(b)   -  Certain Actions
Schedule 6.12     -  HHI Affiliated Payables and Receivables to be Eliminated

EXHIBITS

Exhibit 1.1       -    Definitions
Exhibit 7.1(c)    -    Form of Officers' Certificate of Sellers and US Propane
Exhibit 7.1(e)    -    Consents
Exhibit 7.2(c)    -    Form of Officers' Certificate of the Buyer
Exhibit 7.2(e)    -    Consents

Annex I           -    Promissory Note
Annex II          -    Pledge Agreement

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement"), dated as of November 6, 2003, is entered into by and among the following:

         1.       U.S. Propane, L.P., a Delaware limited partnership ("US
                  Propane");

         2. AGL Energy Corporation, a Delaware corporation ("AGL Sub"), AGL Propane Services, Inc., a Delaware corporation ("AGLINC" and, collectively with AGL Sub, AGL Propane"), United Cities Propane Gas, Inc., a Tennessee corporation ("UC Gas"), TECO Propane Ventures, LLC, a Delaware limited liability company ("TECO Propane"), and Piedmont Propane Company, a North Carolina corporation ("Piedmont Propane", and collectively with AGL Propane, UC Gas and TECO Propane, the "Sellers"); and

         3. Heritage Propane Partners, L.P. (the "Buyer"), a Delaware limited partnership of which (i) the general partner interests are owned by US Propane and (ii) the common limited partner interests ("Common Units") of which are listed for trading on the New York Stock Exchange.

                                    RECITALS:

         1. Heritage Holdings, Inc., a Delaware corporation ("HHI"), is currently a wholly owned subsidiary of US Propane; and

         2. The Sellers are the owners of (a) all of the member interests of U.S. Propane, L.L.C., a Delaware limited liability company that is the general partner of US Propane ("USP GP"), and (b) all of the outstanding limited partner interests of US Propane; and

         3. US Propane, USP GP and the Sellers (collectively, the "Seller Related Parties") have entered into that certain Acquisition Agreement ("Acquisition Agreement"), of even date herewith, among the Seller Related Parties and La Grange Energy, L.P., a Texas limited partnership (the "Acquirer"), pursuant to which, among other things, the Sellers have agreed to sell US Propane to the Acquirer and that prior to the closing of the transactions contemplated therein and herein, the Sellers will
                  (i) form a limited partnership ("NewLP") and a limited liability corporation ("NewGP") that will each be owned by the Sellers in the same proportions as US Propane and USP GP are owned, respectively; (ii) following the formation of NewLP and NewGP, the Sellers will (a) cause NewGP and NewLP to take the actions specified in Section 6.10 and (b) cause all of the members interests in USP GP to be transferred to NewGP; (iii) the Sellers and NewGP will then transfer to NewLP, among other things, all of the US Propane general and limited partners interests; and (iv) after completion of the actions referred to in clauses (i) through (iii), NewGP will cause US Propane to distribute to NewGP and NewLP (a) all of the outstanding capital stock of HHI (the "HHI Stock") and (b) all of the 180,028

                  Common Units of the Buyer that are owned by US Propane (the actions referred to in clause (iv), the "Distribution"); and
                  (vi) NewLP will assume from US Propane all obligations under that certain $11,538,944.36 promissory note from US Propane to HHI (the "Net Worth Note") and HHI will release US Propane from all obligations under the Net Worth Note (the actions described in clauses (i) through (v) are referred to herein collectively as the "Pre-Closing Restructuring");

         4. After completion of the Pre-Closing Restructuring and prior to the Closing (as defined in Article 2), HHI shall declare a dividend payable to NewGP and NewLP (its owners of record as of the record date to be established for such dividend) of (i) the Net Worth Note, such dividend to be payable to NewGP and NewLP on the first Business Day immediately after the Closing Day and (ii) the obligation to pay to NewGP and NewLP the amount determined in accordance with Section 6.13(b) (which obligation shall be evidenced by a note (the "Distribution Note"), to be in a form mutually acceptable to the Sellers and Buyer, such dividend to be paid prior to Closing; and

         5. Subject to the terms and conditions set forth herein, each of the Sellers has agreed to sell, and following NewLP's formation to cause NewLP to sell, to the Buyer, and the Buyer has agreed to purchase from each of the Sellers, the HHI Stock that such Seller receives in the Distribution, such purchase and sale to be effected in accordance with, and subject to the terms and conditions set forth in, this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 CERTAIN DEFINED TERMS. As used in this Agreement, each capitalized term has the meaning given to it in Exhibit 1.1.

         1.2 CERTAIN ADDITIONAL DEFINED TERMS. In addition to such terms as are defined in Section 1.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

    Defined Term                            Article or Section Reference
    ------------                            ----------------------------
Acquirer                                              Recitals
Acquisition Agreement                                 Recitals
AGLINC                                                Preamble
AGL Propane                                           Preamble

            Defined Term                    Article or Section Reference
            ------------                    ----------------------------
AGL Sub                                               Preamble
Agreement                                             Preamble
Base Statement                                        2.1
Buyer                                                 Preamble
Buyer Material Adverse Effect                         4.4
Buyer Indemnified Parties                             9.2
Cash Purchase Price                                   2.2(a)(I)
Closing                                               Article 2
Closing Consideration                                 2.2(a)
Closing Date                                          Article 2
Closing Statement                                     2.1(c)
commercially reasonable best efforts                  6.2
Common Units                                          Preamble
CPA Firm                                              2.1(d)
Distribution                                          Recitals
Distribution Note                                     Recitals
Current Liabilities of HHI                            2.1(a)
Final Closing Statement                               2.1(d)
HHI                                                   Recitals
HHI Assets                                            3.16
HHI Cash                                              2.1(a)
HHI Stock                                             Recitals
Indemnified Party                                     9.3(a)
indemnifying Party                                    9.3(a)
MLP Agreement Amendment                               6.11
Net Worth Note                                        Recitals
NewGP                                                 Recitals
NewLP                                                 Recitals
NewLP Release                                         2.2(a)
Objection                                             2.1(d)
Per Day Rate                                          2.2(a)(III)
Piedmont Propane                                      Preamble
Pledge Agreement                                      2.2(a)(II)
Pre-Closing Restructuring                             Recitals
Pro Rated Distribution Payment                        2.2(b)
Promissory Note                                       2.2(a)(II)
Review Period                                         2.1(d)
Seller Indemnified Parties                            9.1
Seller Related Parties                                Recitals
Sellers                                               Preamble
TECO Propane                                          Preamble
Third Party Action                                    9.3(a)
UC Gas                                                Preamble

         1.3 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) the term "include" or "includes" means "includes, without limitation," and "including" means "including, without limitation"; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, which are made a part hereof for all purposes; (e) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (f) references to money refer to legal currency of the United States of America.

                                    ARTICLE 2
                                     CLOSING

         Subject to the terms and conditions hereof, the Closing of the transactions contemplated by this Article 2 (the "Closing") will take place at the time and place provided for in the Contribution Agreement, on the third Business Day following the date on which the last of the conditions to Closing set forth in Section 7.1 and 7.2 have been satisfied or waived by the party or parties entitled to waive the same, provided that the Closing shall be deemed to be effective after the closings of the transactions contemplated by the Acquisition Agreement and the Contribution Agreement (the "Closing Date"). Except for purposes of Sections 2.1, 2.2 and 2.3, all Closing transactions will be deemed to have occurred simultaneously.

         2.1 AGREED HHI CASH AMOUNT.

         (a) Not later than the close of business on the fourth trading day preceding the Closing, US Propane shall deliver to the Buyer a statement ("Base Statement") of the cash and cash equivalents held and expected to be held in the accounts of HHI immediately prior to the Closing, if and to the extent such cash and cash equivalents exceed the Current Liabilities of HHI expected to be outstanding immediately prior to the Closing (the amount of such excess cash and cash equivalents, the "HHI Cash"); provided, however, that neither the cash and cash equivalents set aside for the payment of any current liabilities relating to estimated tax payments due or payable by HHI or payments due under the Net Worth Note, nor the current liabilities attributable to such estimated tax payments, shall be taken into account for the purposes of determining HHI Cash. As used herein, the term "Current Liabilities of HHI" shall be calculated in accordance with Schedule 2.1(a), and shall exclude, without limitation, any deferred Tax obligation of HHI, any Taxes to the extent subject to an indemnity obligation of Sellers in Section 6.7 (other than accrued and unpaid income taxes payable for any cash distributions received by HHI on its Common Units prior to the Closing), any intercompany accounts to the extent eliminated in accordance with Section 6.12, any current maturities of long-term debt of HHI, the obligations of HHI under the Distribution Note and the obligation of HHI to pay the dividend of the Net Worth Note in accordance with Section 6.13.

         (b) During the period that commences upon the Distribution and ends immediately prior to the Closing, the Sellers will cause HHI to declare and pay a dividend equal in aggregate amount to the HHI Cash, such dividend to be declared and paid in cash prior to the Closing to

NewLP or the Sellers, in their respective capacities as the stockholder(s) of HHI (as the case may be), pro rata in accordance with their respective ownership interests.

         (c) Within 45 days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the "Closing Statement"), which shall set forth in reasonable detail (A) the HHI Cash amount immediately prior to the Closing based upon a detailed balance sheet prepared consistent with the balance sheet used to prepare the Base Statement and (B) a calculation of the additional amount payable to, or payable by, Sellers based upon the difference between the HHI Cash reflected in the Base Statement and the HHI Cash reflected in the Closing Statement. The Sellers agree, at no cost to Buyer, to give Buyer and its authorized representatives reasonable access (provided that in their sole discretion Sellers or their representatives may accompany Buyer and its representatives) to such employees, officers and other facilities and such books and records of Sellers as are reasonably necessary to allow Buyer and its authorized representatives to prepare the Closing Statement. The Base Statement shall be prepared in accordance with GAAP (as defined in Exhibit 1.1) and on a basis consistent with the Financial Statements using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Financial Statements. The Closing Statement shall be prepared in accordance with GAAP and on a basis consistent with the Financial Statements, using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Base Statement.

         (d) Following its receipt from Buyer of the Closing Statement, the Sellers shall have 30 days to review the Closing Statement and to inform Buyer in writing of any disagreement which they may have with the Closing Statement, which objection (i) shall specify in reasonable detail the Sellers' disagreement with the Closing Statement and (ii) shall include a detailed adjusted balance sheet prepared as of the Closing Date reflecting the adjustments and changes requested by Seller (the "Objection"). Buyer agrees, at no cost to the Sellers, to give the Sellers and their authorized representatives reasonable access to such employees, officers and other facilities and such books and records of HHI as are reasonably necessary to allow Sellers and their authorized representatives to review and confirm the Closing Statement prepared by Buyer. If Buyer does not receive the Objection within such 30-day period, the amount of HHI Cash set forth on the Closing Statement delivered pursuant to Section 2.1(a) shall be deemed to have been accepted by Sellers and shall become binding upon Sellers. If Sellers do timely deliver an Objection to Buyer, Buyer shall then have 10 Business Days from the date of receipt of such Objection (the "Review Period") to review and respond to the Objection. Buyer and Sellers shall attempt in good faith to resolve any disagreements with respect to the determination of HHI Cash immediately prior to the Closing. If they are unable to resolve all of their disagreements with respect to the determination of such HHI Cash within 10 Business Days following the expiration of Buyer's Review Period, they may refer, at the option of either Buyer or Sellers, their differences to KPMG or if KPMG declines to accept such engagement, a nationally recognized firm of independent public accountants selected jointly by Buyer and Sellers, who shall determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of HHI Cash immediately prior to the Closing set forth in the Closing Statement requires adjustment. If Buyer and Sellers are unable to so select the independent public accountants within five Business Days of KPMG declining to accept such engagement, either Buyer or Sellers may thereafter request that the CPR Institute for Dispute Resolution make such selection (as applicable, KPMG, the firm selected by Buyer and Sellers or the firm selected by the CPR Institute for Dispute Resolution is referred to as the "CPA Firm"). Buyer and Sellers shall direct the CPA Firm to use its reasonable best efforts to render its determination within 30 days after the issue is first submitted to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Buyer and Sellers. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and Sellers. Buyer and Sellers shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The Closing Statement as agreed to by Buyer and Sellers or as determined by the CPA Firm shall be referred to as the "Final Closing Statement."

         (e) If the HHI Cash on the Final Closing Statement exceeds the HHI Cash reflected in the Base Statement, then Buyer shall pay to Sellers in cash the amount of such excess. If the HHI Cash reflected in the Base Statement exceeds the HHI Cash on the Final Closing Statement, then Sellers shall pay to Buyer in cash the amount of such excess. All amounts payable under this Section 2.1(e) shall be paid within three Business Days of the determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the recipient not less than one Business Day before such payment.

         2.2 PAYMENT OF PURCHASE PRICE.

         (a) At the Closing in exchange for the HHI Stock, the Buyer will pay to NewLP, in accordance with clauses (i) and (ii) below, a total of $100,000,000.00 the "Closing Consideration"). The Closing Consideration shall be paid as follows:

                  (i) Buyer will pay to NewLP by wire transfer of immediately available funds (to an account designated by NewLP to Buyer not later than three Business Days before Closing by NewLP to Buyer) a total of $50,000,000.00 (the "Cash Purchase Price"); and

                  (ii) Buyer will deliver to NewLP a fully executed promissory note of Buyer payable to the order of NewLP or its successors and assigns in the original principal amount of $50,000,000.00, such promissory note to be in the form attached as Annex I hereto (the "Promissory Note"), and the payment of which shall be secured by a pledge from Buyer of the HHI Stock purchased by Buyer, such pledge to be in the form attached as Annex II hereto (the "Pledge Agreement").

         (b) In consideration for the payment by the Buyer to NewLP of the Closing Consideration as provided in Section 2.2(a) above, NewLP or Sellers will deliver to the Buyer stock certificates, duly endorsed in blank and accompanied by a stock power, evidencing all of the HHI Stock, such shares of HHI Stock to be delivered free and clear of any Encumbrance other than any Encumbrance arising under the Pledge Agreement.

                                   ARTICLE 3
          REPRESENTATIONS AND WARRANTIES OF US PROPANE AND THE SELLERS

         For the purposes of this Agreement, each of the Sellers, severally but not jointly, and US Propane represent and warrant as set forth in this Article 3.

         3.1 ORGANIZATION OF HHI. HHI has been duly incorporated and is validly existing in good standing as a corporation under the laws of the State of Delaware with full corporate power and authority to own or lease its properties and to conduct its business, in each case in all material respects as conducted on the date hereof. HHI is duly registered or qualified as a foreign corporation for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure so to register or qualify would not have an HHI Material Adverse Effect.

         3.2 CAPITALIZATION OF HHI.

         (a) On the date of this Agreement there are, and immediately after giving effect to the transactions contemplated by this Agreement there will be, 534,787.841 shares of HHI Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are owned beneficially and of record on the date of this Agreement by US Propane free and clear of any Encumbrance, other than Encumbrances arising under this Agreement. US Propane will continue to own the HHI Stock until such time as US Propane effects the Distribution of the HHI Stock to NewLP, at which time such share of HHI Stock will be owned by NewLP free and clear of any Encumbrances, other than Encumbrances arising under this Agreement. Except as set forth on Schedule 3.2(a) and except for the obligations contained in this Agreement (including the Distribution Note to be issued prior to Closing), there are no outstanding securities of HHI other than the HHI Stock and no subscriptions, options, convertible securities, warrants, calls or rights of any kind (issued or granted by, or binding upon, HHI, US Propane or any of the Sellers) to purchase or otherwise acquire any security of or equity interest in HHI.

         (b) Except for the obligations in respect of the Net Worth Note or as described on Schedule 3.2(b) there is no existing or outstanding indebtedness or other obligation of US Propane or any of the Sellers owing to HHI.

         3.3 AUTHORITY AND CAPACITY. US Propane and each of the Sellers have all right, power, authority and capacity necessary to enter into this Agreement and the other Operative Agreements. Subject to the declaration of the Distribution by USP GP, US Propane has all right, power, authority and capacity necessary to effect the Distribution. Upon receipt of the shares of HHI Stock in the Distribution, NewLP will have all right, power, authority and capacity necessary to sell, convey, transfer and deliver in accordance with this Agreement the shares of HHI Stock to be received by NewLP in the Distribution. Except for the approvals required to complete the Pre-Closing Transactions, no consent or approval of any Person (other than the termination or lapse of the applicable waiting period that may be applicable under the HSR Act) is necessary for US Propane or any of the Sellers to approve this Agreement, or to consummate the transactions contemplated hereby or by the other Operative Agreements. This Agreement and the Operative Agreements to be executed at the Closing will be effective at the Closing to transfer to Buyer all of the Sellers' interests in, right to, and ownership of the shares of HHI Stock, free and clear of any Encumbrance, without the approval or execution of any other Person.

         3.4 BINDING AGREEMENT. This Agreement has been, and each of the Operative Agreements to be executed by any of the Sellers or US Propane will be, duly executed and delivered by each of the Sellers and US Propane, and constitutes the valid and legally binding agreement of each of the Sellers and US Propane, enforceable against each of the Sellers and US Propane in accordance with its terms; provided that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity and contribution hereunder may be limited by federal or state securities laws.

         3.5 NO BREACH OR VIOLATION. None of the execution, delivery and performance by the Sellers or US Propane of (a) this Agreement or (b) the Operative Agreements to which any of the Sellers or US Propane is a party (i) conflicts or will conflict with or constitutes or will constitute a violation of the certificate or articles of incorporation or bylaws or other organizational documents of any of the Sellers or US Propane, (ii) constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Sellers or US Propane is a party or by which any of them or any of their respective properties may be bound, other than as set forth on
Schedule 3.5, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any arbitrator or Governmental Authority directed to HHI or any of the Sellers or US Propane or any of their properties in a proceeding to which any of them or their property is a party except as have been or will be obtained prior to Closing under the HSR Act or
(iv) will result in the creation or imposition of any Encumbrance upon any property or assets of HHI (other than an Encumbrance arising under the Pledge Agreement), which conflicts, breaches, violations or defaults, in the case of clauses (ii) or (iii), would have an HHI Material Adverse Effect.

         3.6 NO CONSENTS. Except as may be obtained under the HSR Act, no permit, consent, approval, authorization, order, registration, filing or qualification of or with any Governmental Authority is required (a) in connection with the execution and delivery by any of the Sellers or US Propane of this Agreement or the other Operative Agreements to which any of them is party, or (b) the consummation by any of the Sellers or US Propane of the transactions contemplated by, this Agreement or the other Operative Agreements.

         3.7 NO VIOLATION. None of HHI, the Sellers or US Propane is in (i) violation of its certificate or articles of incorporation or bylaws or other organizational documents, (ii) violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any decree of any Governmental Authority having jurisdiction over it or (iii) breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation in the case of clause (ii) or (iii) would, if continued, have an HHI Material Adverse Effect.

         3.8 NO PROCEEDINGS. There is (i) no Proceeding before or by any Governmental Authority or arbitrator or official, domestic or foreign, now pending or, to the knowledge of the Sellers or US Propane, threatened, to which any of the Sellers or US Propane or any of its assets is or may be a party or to which the business or property of any of HHI or any of its assets is or may be subject, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been proposed by any Governmental Authority, (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which HHI or any of its assets is or may be subject, and (iv) no Proceeding, injunction, restraining order or order of any nature before or by any Governmental Authority or arbitrator that affects any of HHI, the Sellers or US Propane in connection with the transactions contemplated by the Contribution Agreement, this Agreement or the Acquisition Agreement, that, in the case of clauses (i), (ii), (iii) and (iv) above, is reasonably expected to (A) individually or in the aggregate have an HHI Material Adverse Effect, (B) prevent or result in the suspension of the sale of the HHI Stock to the Buyer as contemplated herein or (C) draw into question in any manner the validity of this Agreement or any of the other Operative Agreements.

         3.9 LISTING. The HHI Stock is not listed for trading on any stock exchange.

         3.10 FINDER'S FEES. None of HHI, the Sellers or US Propane is obligated (directly or indirectly) under any agreement with any Person that would obligate the Buyer, HHI or any of their respective Affiliates to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

         3.11 BUSINESS PERMITS. HHI has, or at the Closing Date will have, such Permits as are necessary to own its properties and to conduct its business as currently conducted, except for such Permits which, if not obtained, would not have, individually or in the aggregate, an HHI Material Adverse Effect; HHI has, or at the Closing Date will have, fulfilled and performed all its material obligations with respect to such Permits, and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any impairment of the rights of the holder of any such Permit, except for such revocations, terminations and impairments that would not have an HHI Material Adverse Effect; and none of such Permits contains any restriction that is materially burdensome to HHI.

         3.12 BOOKS AND RECORDS. To the knowledge of the Sellers and US Propane, HHI (i) makes and keeps books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintains systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management's general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         3.13 TAXES.

         (a) Except as set forth on Schedule 3.13(a), HHI has filed all material Tax Returns required to be filed with the IRS and any other applicable taxing authority through the date hereof, which returns are complete and correct in all material respects, and has timely paid or has provided an accrual on the Financial Statements for all Taxes due pursuant to such returns, other than those (i) which, if not paid, would not have an HHI Material Adverse Effect or
(ii) which are being contested in good faith and disclosed in Schedule 3.13(a). Except as set forth on Schedule 3.13(a), HHI is not currently the beneficiary of any extension of time within which to file any Tax Returns.

         (b) Schedule 3.13(b) lists all federal, state, local and foreign income Tax Returns filed with respect to HHI and any affiliated, consolidated, combined, unitary or similar group of which HHI is or was a member for the two taxable years prior to the date hereof and indicates those Tax Returns that are the subject of an audit as of the date hereof. Except as set forth on Schedule 3.13(b), there are no audits or investigations by any taxing authority in progress nor have Sellers or HHI received any notice from any taxing authority that it intends to conduct such an audit or investigation. Except as set forth on Schedule 3.13(b), no claim has been made by a taxing authority in a jurisdiction where HHI does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction. HHI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (c) There are no liens for Taxes upon any of the assets of HHI other than liens for Taxes not yet due and payable.

         (d) HHI has no liability for Taxes other than those incurred in the ordinary course of business and in respect of which adequate reserves are being maintained on the Financial Statements in accordance with GAAP.

         (e) HHI has not made any material payments, is not obligated to make any material payments and is not a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible under Code Section 280G.

         (f) HHI has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii).

         (g) Except as disclosed in Schedule 3.13(g), since August 10, 2000, HHI (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have any liability for Taxes of any Person (other than US Propane or a Heritage Entity) under Treas. Reg. Section 1. 1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, excluding liability for Taxes to the extent set forth on Schedule 3.13(g) for stock acquisitions for which HHI obtained commercially reasonable indemnification and which liability was assumed by Buyer upon transfer of the assets of the acquired entity to Buyer.

         3.14 INTELLECTUAL PROPERTY. Except as set forth on Schedule 3.14, HHI owns or possesses or has the right to use, or at the Closing Date will own or possess or have the right to use, in the localities where they are currently used by HHI, all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of its business, other than those which if not so owned or possessed would not have an HHI Material Adverse Effect, and HHI is not aware of any claim to the contrary or any challenge by any other Person to the rights of HHI with respect to the foregoing.

         3.15 REGULATION. HHI is not (i) an "investment company" or a company "controlled by" an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" thereof, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.16 HHI ASSETS. The material assets of HHI consist of (a) 4,426,916.00 Common Units and (b) the Net Worth Note (collectively, the "HHI Assets"), provided that the term HHI Assets shall exclude the HHI Cash.

         3.17 TITLE TO HHI ASSETS. HHI is, and as of the Closing will be, the record and beneficial owner of the Common Units, free and clear of all Encumbrances (other than Encumbrances arising under the Pledge Agreement). As of the Closing, HHI will have good and marketable title to all of the other HHI Assets, free and clear of all Encumbrances (other than Encumbrances arising under the Pledge Agreement).

         3.18 FINANCIAL STATEMENTS; ABSENCE OF LIABILITIES. Attached hereto as
Schedule 3.18(a) are copies of the unaudited balance sheets as of August 31, 2002 and the related statement of income, cash flows and owners' equity for the fiscal year then ended (including in all cases the notes, if any, thereto) of HHI and the unaudited balance sheet as of August 31, 2003 (the "Financial Statement Date") and the related statement of income, cash flows and owners' equity for the fiscal quarter then ended of HHI (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP except for the absence of footnotes and, in the case of the unaudited statements as of the Financial Statement Date, for normal year-end adjustments and fairly present the financial position of HHI as of the date set forth therein.

         (b) Except as reserved against in the Financial Statements or as otherwise disclosed on Schedule 3.18(b), there are no liabilities of, relating to or affecting HHI, other than deferred tax liabilities, liabilities incurred in the ordinary course of business consistent with past practice since the Financial Statement Date and Tax liabilities to be paid or reimbursed by Sellers as provided in Section 6.7.

         3.19 ABSENCE OF CERTAIN CHANGES. Since the Financial Statement Date, except for, or as contemplated by, the execution, delivery and performance of this Agreement and the other Operative Agreements, (a) there has been no event (except for changes resulting from changes in the market value of the Common Units owned by HHI) that would have a Material Adverse Effect; (b) HHI's business has been conducted only in the ordinary course consistent with past practice; (c) HHI has not incurred any material liability, engaged in any material transaction or entered into any material agreements outside the ordinary course of business consistent with past practice that individually or in the aggregate would have a Material Adverse Effect; (d) HHI has not suffered any material loss, damage, destruction or other casualty to any of the HHI Assets (whether or not covered by insurance) that individually or in the aggregate would have a Material Adverse Effect; and (e) HHI has not taken any of the actions set forth in Section 5.2, except as permitted thereunder.

         3.20 COMPLIANCE WITH LAWS. Subject to the specific representations and warranties in this Agreement, which representations and warranties shall govern the subject matter thereof, since August 10, 2000 HHI has complied in all material respects with all Applicable Laws relating to the ownership or operation of the HHI Assets and the conduct of its business. HHI is not charged or, to the Knowledge of the Sellers, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of HHI or its business.

         3.21 BENEFIT PLANS. HHI does not maintain or contribute to any Benefit Plan.

         3.22 OPERATIONS OF HHI. Since August 10, 2000 HHI's only activities have been to serve as the general partner of Buyer and its subsidiary limited partnership, to own the Common Units and to conduct activities and operations related thereto. HHI ceased to be the general partner of Buyer and its subsidiary limited partnership on February 4, 2002.

         3.23 OPINION OF FINANCIAL ADVISOR. The Special Committee has received the opinion of Merrill Lynch to the effect that, as of the date of such opinion, the consideration to be paid by Heritage MLP in connection with the transactions contemplated by this Agreement is fair, from a financial point of view, to the Common Unitholders of Heritage MLP.

                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         For purposes of this Agreement, the Buyer hereby represents and warrants to each of the Sellers and US Propane as set forth in this Article 4.

         4.1 ORGANIZATION AND EXISTENCE. The Buyer is duly formed, validly existing and in good standing as a limited partnership under the Delaware LP Act with full partnership power and authority to own or lease its properties and to conduct its business as currently conducted.

         4.2 AUTHORITY. The Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, in accordance with and upon the terms and conditions set forth herein. All partnership action required to be taken by the Buyer or any of its partners for the authorization of this Agreement and the other Operative Agreements to which Buyer will be a party have been validly taken.

         4.3 BINDING AGREEMENT. The execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement and the other Operative Agreements to which Buyer will be a party has been duly and validly authorized by the Buyer, and (a) this Agreement has been, and (b) the other Operative Agreements to which Buyer will be a party will be, duly executed and delivered by the Buyer and constitutes or when executed will constitute the valid and legally binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms; provided that the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as rights to indemnity and contribution hereunder may be limited by federal or state securities laws.

         4.4 NO BREACH OR DEFAULT. None of the execution, delivery and performance of this Agreement by the Buyer or the other Operative Agreements to which Buyer will be party (i) conflicts or will conflict with or constitutes or will constitute a violation of the certificate or agreement of limited partnership of the Buyer, (ii) constitutes or will constitute a breach or violation of, or a default under (or an event which, with notice or lapse of time or both, would constitute such an event), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which the Buyer or any of its subsidiaries is a party or by which the Buyer or any of its subsidiaries or any of their respective properties may be bound, (iii) assuming compliance with Section 4.5, violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any Governmental Authority directed to the Buyer or any of its subsidiaries or any of their respective properties in a Proceeding to which any of them or their property is a party or (iv) other than the imposition of an Encumbrance under the Pledge Agreement, will result in the creation or imposition of any Encumbrance upon any property or assets of its subsidiaries, which conflicts, breaches, violations or defaults, in the case of clauses (ii), (iii) or (iv), would have a material adverse effect upon the condition (financial or other), business, prospects, properties, net worth or results of operations of the Buyer and its subsidiaries, taken as a whole (a "Buyer Material Adverse Effect").

         4.5 CONSENTS. No permit, consent, approval, authorization, order, registration, filing or qualification of or with any Governmental Authority is required in connection with the execution and delivery of, or the consummation by the Seller of the transactions contemplated by, this Agreement or the other Operative Agreements to which Buyer will be a party, except as may be obtained under the HSR Act.

         4.6 ADEQUATE FUNDING. Buyer has cash on hand as undrawn amounts under committed credit facilities to pay in full in immediately available funds that portion of the Cash Purchase Price required to be paid in cash at the Closing.

         4.7 FINDER'S FEES. The Buyer is not obligated (directly or indirectly) under any agreement with any Person that would obligate any of the Sellers or US Propane to pay any commission, brokerage or "finder's fee" in connection with the transactions contemplated herein.

         4.8 INVESTMENT INTENT. The HHI Stock to be acquired by Buyer will be acquired for the account of the Buyer for investment only and not for the benefit of any other Person or with a view toward resale or redistribution in a manner that could require registration under the Securities Act of 1933, as amended, and the Buyer does not now have any reason to anticipate any change in the Buyer's circumstances or other particular occasion or event that would cause the Buyer to sell such HHI Stock.

                                   ARTICLE 5
                                   AGREEMENTS

         Each of the Sellers, severally but not jointly, and US Propane hereby covenant and agree with the Buyer as set forth in this Article 5.

         5.1 CONDUCT AND PRESERVATION OF THE BUSINESS OF HHI. Except as expressly provided in this Agreement, the Sellers and US Propane shall (a) cause HHI to conduct its business substantially as it is being conducted on the date hereof; (b) use their commercially reasonable best efforts to cause HHI to preserve, maintain and protect its assets and business consistent with available resources; and (c) use their commercially reasonable best efforts to cause HHI to preserve intact the business organization of HHI, consistent with its available resources, to keep available the services of the employees of HHI and to maintain existing relationships with suppliers, contractors, distributors, customers and others having business relationships with HHI. Notwithstanding the immediately preceding sentence, the Sellers and US Propane shall cause the Pre-Closing Restructuring to be completed prior to Closing.

         5.2 RESTRICTIONS ON CERTAIN ACTIONS. Without limiting the generality of
Section 5.1, except as otherwise expressly contemplated by this Agreement, from and after the date hereof and until the Closing Date, without the approval of the Buyer, with respect to the business of HHI:

         (a) None of the Sellers or US Propane shall agree, or shall permit HHI, to sell, transfer or otherwise dispose, or grant or agree to grant an option to purchase, sell, transfer, or otherwise dispose of any HHI Stock or any other shares of capital stock or any securities convertible or exercisable for shares of capital stock of HHI, except as provided in Section 2.1.

         (b) Except for the Pre-Closing Restructuring, for the actions contemplated in Section 6.10 and Section 6.13 or as set forth on Schedule 5.2(b), neither US Propane nor any of the Sellers shall, or shall cause or permit HHI to:

                  (i) make any expenditures outside the ordinary course of business consistent with past practice which, individually or in the aggregate, exceed $5,000;

                  (ii) make any material change in the ongoing operations of HHI's business;

                  (iii) create, incur, guarantee or assume any indebtedness for borrowed money;

                  (iv) mortgage or pledge any of the HHI Stock or create or suffer to exist any Encumbrance thereon;

                  (v) sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets, except in the ordinary course of business consistent with past practice (provided that, notwithstanding this Section 5.2(b)(v), prior to Closing HHI may distribute the HHI Cash to its stockholder(s) as contemplated in Sections 2.1 and

             5.3 hereof), or sell, lease, transfer, or otherwise dispose of any fixed assets, whether or not in the ordinary course of business, which have a value, individually or in the aggregate, in excess of $5,000;

                  (vi) enter into any lease, contract, agreement, commitment, arrangement or transaction relating to its assets;

                  (vii) amend, modify or change any existing lease or contract;

                  (viii) waive, release, grant or transfer any rights of value relating to HHI's business;

                  (ix) hire or promote from within any executive employees or hire any new employees or recall any laid-off employees;

                  (x) delay payment of any account payable or other liability relating to HHI's business beyond the later of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice, unless such delay is due to a good faith dispute as to liability or amount;

                  (xi) permit any current insurance or reinsurance or continuation coverage to lapse if such policy insures risks, contingencies or liabilities (including product liability) related to HHI's business;

                  (xii) except as set forth in this Section 5.2, take any action that would make any of the representations or warranties of the Sellers or US Propane untrue as of any time from the date of this Agreement to the date of the Closing, or would result in any of the conditions set forth in this Agreement not being satisfied;

                  (xiii) authorize or propose, or agree in writing or otherwise take, any of the actions described in this Section 5.2;

                  (xiv) merge into or with or consolidate with any other corporation or acquire all or substantially all of the business or assets of any corporation or other Person;

                  (xv)     purchase any securities of any corporation or other
             Person;

                  (xvi) take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of HHI's business;

                  (xvii) create any employee benefit plans (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by law;

                  (xviii)  declare any distribution or dividend or issue any securities, other than the declaration and payment by US Propane of the Distribution and the declaration and payment by HHI from time to time prior to Closing of a dividend(s) cash and cash equivalents in accordance with Sections 2.1 or 5.3 hereof; or

                  (xix)    distribute or alter any of the HHI Assets.

         5.3 DECLARATION AND PAYMENT OF DIVIDENDS BY HHI. Notwithstanding anything in this Agreement to the contrary, (a) at any time and from time to time prior to the Closing the Board of Directors of HHI may declare and pay cash dividends to its stockholder(s) in an amount of up to the HHI Cash, as determined in Section 2.1, provided that the HHI Assets shall not be dividended and (b) after completing the Pre-Closing Restructuring and prior to the Closing HHI shall declare the dividends specified in Section 6.13, which dividends shall be paid as specified in such Section 6.13.

         5.4 CONFIDENTIALITY AND TAX SHELTER REGULATIONS. Except as reasonably necessary to comply with applicable securities laws and notwithstanding anything in this Agreement to the contrary or in any other agreement to which a party hereto is bound, the parties hereto (and each employee, representative, or other agent of any of the parties) are expressly authorized to disclose to any and all persons, without limitation of any kind, the U.S. federal income "tax treatment" and "tax structure" (as those terms are defined in Treas. Reg. Sections 1.6011-4(c)(8) and (9), respectively) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such "tax treatment" and "tax structure" of the transactions contemplated by this Agreement. For these purposes, "tax structure" is limited to facts relevant to the U.S. federal income tax treatment of the transaction described herein.

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

         Each of the Sellers, severally but not jointly, and US Propane hereby covenant and agree with the Buyer as set forth in this Article 6.

         6.1 ACCESS TO INFORMATION, CONFIDENTIALITY. Between the date hereof and the Closing, US Propane and the Sellers shall cause HHI (i) to give the Buyer and its Affiliates and authorized representatives reasonable access to all employees of HHI and all facilities and all books and records relating to HHI's business, (ii) to permit the Buyer and its Affiliates and authorized representatives to make such inspections of HHI's business and assets as they may reasonably require to verify the accuracy of any representation or warranty contained in Article 3 and (iii) to furnish the Buyer and its Affiliates and authorized representatives with such financial and operating data and other information with respect to HHI's business and assets as any such Party may from time to time reasonably request and as is available to US Propane or the Sellers without undue effort or expense; provided, however, that the Sellers shall have the right to have a representative present at all times of any such inspections or examinations conducted at the offices or other facilities of HHI.

         6.2 THIRD PARTY CONSENTS. Between the date hereof and the Closing, Buyer, US Propane and the Sellers shall use their commercially reasonable best efforts to obtain all consents from third parties required for Buyer, US Propane and the Sellers to perform their obligations hereunder. If the parties hereto agree that a filing under the HSR Act is necessary or appropriate in respect of this Agreement and the Other Operative Agreements and the transactions contemplated hereby and thereby, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five Business Days after the date of this Agreement, use their commercially reasonable best efforts to cause the waiting period under the HSR Act to expire as quickly as possible and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. Notwithstanding the foregoing, no party hereto shall have any obligation to dispose of, hold separate or otherwise restrict its enjoyment of any of their assets or properties in order to obtain requisite approvals pursuant to the HSR Act. "Commercially reasonable best efforts" or any phrase of similar tenor as used in this Agreement or any other Operative Agreement shall mean such good faith efforts as are commercially reasonable, comparing the cost and expense of the efforts to the benefit to be gained (without regard to the identity of the beneficiary).

         6.3 RELEASE OF LIENS. Between the date hereof and the Closing, US Propane and the Sellers shall obtain full releases of any Encumbrances on the HHI Stock.

         6.4 PUBLIC ANNOUNCEMENTS. Between the date hereof and the Closing, except as may be required by Applicable Law or stock exchange rule, none of the Parties or any of their respective Affiliates or representatives shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of each of the other Parties. Any press release or other public statement with respect to this Agreement or the transactions contemplated hereby shall be mutually agreed upon by the Buyer, the Sellers and US Propane.

         6.5 ACCESS TO RECORDS AFTER CLOSING. For a period of six years from and after the Closing Date, each of the Sellers and their representatives shall have reasonable access to inspect and copy all books and records relating to HHI's business to the extent that such access may reasonably be required in connection with matters relating to or affected by the operation of HHI's business prior to the Closing, provided, however, that the Buyer shall have the right to have a representative present at all times of any such inspection conducted by Sellers. The Buyer shall afford such access upon receipt of reasonable advance notice and during normal business hours. If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity, at their expense, to segregate and remove such books and records as they may select. Each Party shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.5.

         6.6 FEES AND EXPENSES. Except as otherwise expressly provided in this Agreement, each of the Sellers, US Propane and the Buyer shall pay its own fees and expenses (including (a) its individual or internal company expenses, as the case may be, including all salaries and expenses of its employees performing legal or accounting duties and (b) the fees and expenses of counsel, financial advisors, accountants and others engaged by such Party) incurred in connection with the negotiation, execution and delivery of this Agreement, the other Operative Agreements and the transactions contemplated hereby and thereby, whether or not the Closing shall have occurred. It is specifically agreed that any fees and expenses of the Special Committee of the Board of US Propane, its counsel, and its investment advisors will be an expense of Buyer.

         6.7 TAXES; OTHER CHARGES.

         (a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for HHI for all tax periods ending prior to the Book Close which are filed after the Book Close (a "Pre-Closing Period"). For purposes of this Section 6.7, Book Close shall mean December 1, 2003, unless the Closing Date is prior to December 1, 2003, in which event Book Close shall mean the Closing Date. Subject to Section 6.7(b), Sellers shall timely pay all Taxes due and payable with respect to a Pre-Closing Period Tax Return. Buyer shall prepare or cause to be prepared and timely file and cause to be timely filed all other Tax Returns of HHI. Subject to Section 6.7(b), Buyer shall pay or cause HHI to pay all Taxes shown to be due and payable thereon. Not less than twenty (20) Business Days prior to the due date for filing any Tax Return, taking into account any applicable extensions, Buyer shall deliver a copy of such Tax Return to Sellers. Sellers shall pay directly to HHI their portion of the Taxes shown to be due on such Tax Return (determined under Section 6.7(b) hereof) within ten
(10) Business Days prior to the due date for the filing of such Tax Return. The Buyer agrees that it will not, prior to the Closing Date or following its purchase of the HHI Stock, make any transfer or take any action that would require HHI to file a single day tax return for any of the 2003 calendar year.

         (b) Liability for Taxes. From and after the Book Close, Sellers shall indemnify Buyer and its affiliates (including HHI), and hold them harmless from and against, any losses imposed on or incurred by Buyer or its affiliates (including HHI), directly or indirectly, by reason of or resulting from any and all Taxes imposed upon HHI with respect to or pursuant to (i) any Pre-Closing Period and (ii) any taxable period beginning on or before the Book Close and ending after the Book Close (a "Straddle Period"), but only with respect to the portion of such Straddle Period ending the day before the Book Close (such portion, a "Pre-Closing Straddle Period"), and not for any losses or Taxes of HHI or any Affiliate of Buyer resulting from the consummation of any transaction contemplated by this Agreement. If there is a net refund received by HHI that is reflected on a Tax Return for a Pre-Closing Period or a Pre-Closing Straddle Period, the Buyer shall promptly pay, or cause HHI to pay, the amount of such net refund to the Sellers. From and after the Book Close, Buyer shall indemnify Sellers and hold Sellers harmless from and against all losses imposed on or incurred by Sellers, directly or indirectly, by reason of or resulting from any and all Taxes imposed on HHI (i) with respect to or pursuant to any taxable period commencing on the Book Close, (ii) the portion of any Straddle Period commencing on the Book Close and (iii) any Taxes arising or imposed on HHI resulting from any transaction contemplated by this Agreement. For purposes of this Section 6.7, in the case of any Taxes that are imposed on a periodic basis and are payable for the Straddle Period, the portion of such Tax which relates to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day before the Book Close and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period, including the taxable year of Heritage MLP, ended on the day before the Book Close.

         (c)      Cooperation on Tax Matters.

                           (A) The Buyer, US Propane and the Sellers shall
                     cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, US Propane and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to HHI relating to any taxable period beginning before the Book Close until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records.

                           (B) The Buyer, US Propane and the Sellers further
                     agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                           (C) The Buyer agrees that it will not liquidate HHI
                     on the Book Close or Closing Date.

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the other Operative Agreements (including any transfer tax imposed in any state or subdivision), shall be paid by the Buyer when due. From time to time upon the reasonable request of Buyer, the Sellers and US Propane shall cooperate in good faith with the Buyer to obtain available exemptions from such Taxes. The Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, US Propane and the Sellers will join in the execution of any such Tax Returns and other documentation.

         6.8 AMENDMENT OF SCHEDULES. US Propane and the Sellers shall have the continuing obligation until the Closing to amend or supplement promptly their Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in their Schedules. For purposes of determining whether the conditions set forth in Section 7.1(a) have been fulfilled, the Schedules will not give effect to any amendment or supplement thereof. If the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived, and the Schedules as so supplemented or amended at the time of Closing shall thereafter constitute the Schedules for purposes of this Agreement.

         6.9 ACTIONS BY PARTIES. Each Party agrees to use its commercially reasonable best efforts to satisfy the conditions to Closing set forth in
Article 7 and to use its commercially reasonable best efforts to refrain from taking any action within its control that would cause a breach of a representation, warranty, covenant or agreement set forth in this Agreement.

         6.10 ADDITION OF NEWLP. The Sellers covenant and agree that upon completion of the formation and organization of NewLP the Sellers will take such actions as are necessary or appropriate to add NewLP as a party to this Agreement. From and after such time as NewLP is so made a party, the Parties agree that NewLP shall constitute a Seller to the same extent as if NewLP were originally identified as a Seller herein.

         6.11 AMENDMENT OF BUYER'S PARTNERSHIP AGREEMENT. The Sellers covenant and agree that prior to Closing the Sellers shall cause USP GP to take such actions as may be necessary or appropriate to amend the Buyer Partnership Agreement to clarify that, notwithstanding the terms of Section 7.12 of the Buyer Partnership Agreement, immediately after the closings of the transactions contemplated in this Agreement and the Acquisition Agreement, the Common Units held by HHI as of the date hereof and to be converted into Class E Units upon the Closing which will represent the Pledged Units under the Pledge Agreement, will continue to be treated as issued and outstanding limited partner interests, such amendment to be in such form as shall be mutually acceptable to Sellers and Acquirer (such form of amendment to the Buyer Partnership Agreement, the "MLP Agreement Amendment").

         6.12 ELIMINATION OF INTERCOMPANY ACCOUNTS. Prior to the Closing the Sellers shall take such actions, and shall cause USP GP, US Propane and HHI to take such actions as may be necessary or appropriate to eliminate from HHI the affiliated payables and receivables listed in Schedule 6.12.

         6.13 PRE-CLOSING DIVIDENDS OF NET WORTH NOTE AND DISTRIBUTION NOTE.

         (a) After the Pre-Closing Restructuring is completed and prior to the Closing, the Sellers shall cause HHI to declare a dividend of the Net Worth Note, such dividend to be payable to NewGP and NewLP as the owners of record of HHI on the record date established for payment of such dividend, and the payment date of such dividend shall be the first Business Day after the Closing Date.

         (b) After the Pre-Closing Restructuring is completed and prior to the Closing and if the Closing occurs at any time before the receipt by HHI on the Common Units held by HHI of the payment by the Buyer of the quarterly cash distribution for the Buyer's quarterly period ending November 30, 2003, the Sellers shall cause HHI to declare and pay to NewGP and NewLP, as the then holders of record, the Distribution Note, the payment of the dividend of such Distribution Note to be made immediately prior to the Closing. If the Closing occurs at any time after the receipt by HHI on the Common Units held by HHI of the payment by the Buyer of the quarterly cash distribution for the Buyer's quarterly period ending November 30, 2003, Sellers shall not cause HHI to pay a dividend of the Distribution Note. The Distribution Note shall obligate HHI to pay to NewGP and NewLP an aggregate amount (the "Pro Rated Distribution Payment") to be calculated and paid by HHI as follows:

                  An amount equal to the excess of (i) (A) the Per Day Rate (as defined below) times the (ii) (B) number of calendar days in the period that commenced on, and includes, September 1, 2003 and ends on, but excludes December 1, 2003 (or, if the Closing occurs before December 1, 2003, such date on which the Closing occurs) over (ii) the amount of accrued and unpaid income taxes payable, if any, by HHI in respect of the amount calculated in clause (i). As used herein, the term "Per Day Rate" means a fraction, of which (i) the numerator is equal to the product of (A) the quarterly cash distribution per Common Unit paid by Buyer to the holders of its Common Units for the quarterly period ending November 30, 2003 and (B) of which the denominator is 91. The Parties hereto agree that the foregoing calculation is intended to provide that the Distribution Note, if any, shall not include any amounts that relate to the quarterly cash distribution with respect to the quarterly period beginning on December 1, 2003. Buyer shall pay the Pro Rated Distribution Payment to the holder(s) of the Distribution Note within one Business Day following the payment date established by Buyer for such cash distribution.

                                   ARTICLE 7
                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

         7.1 CONDITIONS TO CLOSING OF THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by each of the Sellers and US Propane, jointly and severally, on or prior to the Closing Date of each of the following conditions (all of which may be waived in whole or in part by Buyer in its sole discretion):

         (a) Representations and Warranties True. All the representations and warranties of the Sellers and US Propane contained in this Agreement, and in any agreement, instrument or document delivered by the Sellers and US Propane pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects (other than those representations and warranties of the Sellers and US Propane that are qualified by materiality or an HHI Material Adverse Effect, which shall be true and correct in all respects as so qualified) as of the date of this Agreement and as of the Closing Date, and any representations and warranties of the Sellers and US Propane made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date (other than those representations and warranties of the Sellers and US Propane that are qualified by materiality or an HHI Material Adverse Effect, which representations and warranties shall have been true and correct in all respects as so qualified.).

         (b) Covenants and Agreements Performed. Each of the Sellers and US Propane shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them (including, without limitation, completion of the Pre-Closing Restructuring).

         (c) Certificates. The Buyer shall have received a certificate from the Sellers and US Propane, in substantially the form set forth in Exhibit 7.1(c), dated the Closing Date, representing and certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled.

         (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect (i) that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby or (ii) that would impose any material limitation on the ability of the Buyer effectively to receive the benefits and to exercise full rights of ownership of the HHI Stock under this Agreement. No Proceeding before a Governmental Authority shall be pending (A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (B) that could reasonably be expected, if adversely determined, to impose any material limitation on the ability of the Buyer effectively to receive the benefits and to exercise full rights of ownership of the HHI Stock to be acquired by the Buyer under this Agreement.

         (e) Consents. All Consents set forth on Exhibit 7.1(e) shall have been obtained or made and shall be in full force and effect as to the Sellers and US Propane at the time of the Closing.

         (f) No HHI Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or condition having an HHI Material Adverse Effect.

         (g) Deliveries of Stock Certificates. The Sellers shall deliver the stock certificate(s) representing the HHI Stock, duly endorsed in blank or accompanied by duly executed assignment documents.

         (h) Certain Operative Agreements. Each of the other Operative Agreements shall have been executed and delivered by each of the Sellers and US Propane that are party thereto, and such Operative Agreements shall be in full force and effect subject only to the Closing.

         (i) Resignation of Directors. HHI shall have received the resignation of each of its directors constituting HHI Board of Directors immediately prior to Closing, such resignations to be effective upon Closing.

         (j) Contribution Agreement and Acquisition Agreement. All of the conditions to the closings of the Contribution Agreement and Acquisition Agreement (other than the closing of the transactions pursuant to this Agreement) shall have been satisfied or waived.

         (k) The MLP Agreement Amendment shall have been executed by the parties thereto and shall be in full force and effect, subject to the Closing of the transactions contemplated by the Acquisition Agreement and the Closing.

         (l) HSR Waiting Period. If applicable, the waiting period under the HSR Act applicable to the consummation of the transaction contemplated hereby shall have expired or been terminated without any adverse condition attached thereto.

         7.2 CONDITIONS TO CLOSING OF THE SELLERS. The obligations of US Propane and each of the Sellers to consummate the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment by the Buyer, on or prior to the Closing Date of each of the following conditions (all of which may be waived in whole or in part by Seller in their sole discretion):

         (a) Representations and Warranties True. All the representations and warranties of the Buyer contained in this Agreement, and in any agreement, instrument or document delivered by the Buyer pursuant to this Agreement on or prior to the Closing Date shall be true and correct, individually and in the aggregate, in all material respects (other than the representations and warranties of the Buyer that are qualified by materiality or a Buyer Material Adverse Effect, which shall be true and correct in all respects as so qualified) as of the date of this Agreement and as of the Closing Date, and any representations and warranties of the Buyer made as of a specified date earlier than the Closing Date shall have been true and correct in all material respects on and as of such earlier date (other than the representations and warranties of the Buyer that are qualified by materiality or a Buyer Material Adverse Effect, which representations and warranties shall have been true and correct in all respects as so qualified).

         (b) Covenants and Agreements Performed. The Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement and the other Operative Agreements to be performed or complied with by it (including, without limitation, completion of the Pre-Closing Restructuring).

         (c) Certificates. US Propane and the Sellers shall have received a certificate from the Buyer, in substantially the form set forth in Exhibit 7.2(c), executed by the Buyer, dated the Closing Date, representing and certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been fulfilled and a certificate as to the incumbency of the officers executing this Agreement on behalf of the Buyer.

         (d) Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, shall be in effect that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the transactions contemplated hereby. No Proceeding before a Governmental Authority shall be pending (A) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or (B) that could reasonably be expected, if adversely determined, to impose any material limitation on the ability of the Sellers to receive the Purchase Price.

         (e) Consents. All Consents set forth on Exhibit 7.2(e) shall have been obtained or made and shall be in full force and effect as to the LP at the time of the Closing.

         (f) No Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been any event or condition having a Buyer Material Adverse Effect.

         (g) Purchase Price. The Buyer shall have paid the Closing Consideration for the HHI Stock as provided in Section 2.2.

         (h) Contribution Agreement and Acquisition Agreement. All of the conditions to the closings of the Contribution Agreement and the Acquisition Agreement (other than the closing of the transactions pursuant to this Agreement) shall have been satisfied or waived.

         (i) NewLP Release. Buyer shall have executed and delivered the NewLP Release, which shall be in full force and effect subject to the Closing.

         (j) HSR Waiting Period. If applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated without any adverse condition attached thereto.

         (k) Conversion of Class E Units. The New York Stock Exchange shall have confirmed that the Class E Units pledged under the Pledge Agreement shall be convertible in the event of foreclosure of the Promissory Note automatically and without further action.

                                   ARTICLE 8
                       TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned by written notice at any time prior to the Closing in any of the following manners:

         (a) concurrently with any permitted termination of the Contribution Agreement or the Acquisition Agreement;

         (b)      by written consent of each of the Parties;

         (c) by any Party if the Closing has not occurred on or before February 15, 2004, unless such failure to close resulted from a breach of this Agreement by the Party or its Affiliate seeking to terminate this Agreement pursuant to this Section 8.1(c);

         (d) by any Party if (i) there is any statute, rule or regulation that makes consummation of the transactions contemplated hereby or the operation of HHI's business illegal or otherwise prohibited or (ii) a Governmental Authority (A) has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable or (B) has made any order, decree, ruling or other action consenting to or approving consummation of the transactions contemplated hereby contingent or conditional in any manner that has a material adverse effect on HHI's business;

         (e) by any Party, if there has been any violation or breach by any other Party (other than an Affiliate or related party of the first party) of any representation, warranty, covenant or agreement contained in this Agreement that has rendered impossible the satisfaction of any condition to the obligations of such other Party set forth in Section 7.1 or Section 7.2 and such violation or breach has neither been cured within 30 days after notice by such first Party to the other Party nor waived by the first Party; or

         (f) by any Party, if any other event shall occur that shall render the satisfaction of any such condition to the obligations of any other Party (other than an Affiliate or related party of the first party) impossible and such condition has not been waived by the other Parties.

         8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 8.1 by any Party, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made. If this Agreement is terminated for any reason, this Agreement, the Contribution Agreement and the Acquisition Agreement shall become void and have no effect, except that the agreements contained in this Section 8.2 and in Section 6.6 and Article 10 shall survive the termination hereof. Nothing contained in this Section 8.2 shall relieve any Party from liability for fraud or any willful breach of this Agreement.

         8.3 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

         8.4 WAIVER. Any Party may, on behalf of itself only and not on behalf of any other Party, (a) waive any inaccuracies in the representations and warranties of any other Party (other than an Affiliate or related party of the first Party) contained herein or in any document, certificate or writing delivered pursuant hereto, (b) waive compliance by any other Party (other than an Affiliate or related party of the first Party) with any of its agreements contained herein and (c) waive fulfillment of any conditions to its obligations contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                                   ARTICLE 9
                  INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

         9.1 INDEMNIFICATION OBLIGATIONS OF THE BUYER. From and after the Closing Date, the Buyer shall indemnify each of the Sellers and their respective members, partners, Affiliates and controlling Persons (the "Seller Indemnified Parties"), and hold the Sellers harmless from and against and in respect of any and all Losses arising out of, based upon or resulting from:

         (a) the breach of any representation or warranty of the Buyer contained in or made pursuant to Article 4 of this Agreement;

         (b) the breach by the Buyer or failure of the Buyer to observe or perform in any material respect, any of its covenants or agreements contained in this Agreement; and

         (c) any Taxes of HHI to the extent payable by Buyer as specified in Section 6.7.

Notwithstanding the foregoing, the Buyer will not have any obligation to indemnify the Seller Indemnified Parties for Losses under Section 9.1(a) unless and until the aggregate amount of all such Losses under Section 9.1(a) exceeds $100,000 (regardless of whether, in the case of third party actions, suits or proceedings with respect to any of the foregoing, the Buyer may have a meritorious defense), at and after which time the Buyer shall be liable, jointly and severally, for all Losses in excess of $100,000. The immediately preceding sentence shall not apply to any obligation of Buyer under
Section 6.7. The rights and remedies of the Buyer based upon, arising out of or otherwise in respect of any clause of this Section 9.1 or any representation, warranty or covenant in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any such claim is based may also be the subject matter of any representation, warranty or covenant in this Agreement that would not give rise to any rights or remedies of the Sellers.

         9.2 INDEMNIFICATION OBLIGATIONS OF THE SELLERS. From and after the Closing Date, the Sellers, jointly and severally, shall indemnify the Buyer and its partners, Affiliates and controlling Persons (the "Buyer Indemnified Parties"), as the case may be, and hold such Persons harmless from and against and in respect of any and all Losses arising out of, based upon or resulting from:

         (a) the breach of any representation or warranty of the Sellers and US Propane contained in or made pursuant to Article 3 of this Agreement.

         (b) the breach by any of the Sellers or US Propane or failure of any of the Sellers or US Propane or any of their Affiliates to observe or perform in any material respect, any of their covenants or agreements contained in this Agreement; and

         (c) any Taxes of any of HHI to the extent payable by Sellers as specified in Section 6.7;

Notwithstanding the foregoing, none of the Sellers or US Propane will have any obligation to indemnify any of the Buyer Indemnified Parties for Losses under
Section 9.2(a) unless and until the aggregate amount of all such Losses under
Section 9.2(a) exceeds $100,000 (regardless of whether, in the case of third party actions, suits or proceedings with respect to any of the foregoing, any of the Sellers or US Propane may have a meritorious defense), at and after which time the Sellers shall be liable, jointly and severally, for all Losses in excess of $100,000. The immediately preceding sentence shall not apply to any obligation of the Sellers or US Propane under Section 6.7. The rights and remedies of the Buyer Indemnified Parties, based upon, arising out of or otherwise in respect of any clause of this Section 9.2 or any representation, warranty or covenant in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any such claim is based may also be the subject matter of any representation, warranty or covenant in this Agreement that would not give rise to any rights or remedies of the Buyer Indemnified Parties.

         9.3 INDEMNIFICATION PROCEDURES.

         (a) Promptly after receipt by any Person entitled to indemnification under Section 9.1 or Section 9.2 (an "indemnified Party") of notice of the commencement of any Proceeding by a Person not a Party to this Agreement in respect of which the indemnified Party will seek indemnification hereunder (a "Third Party Action"), the indemnified Party shall notify the Person that is obligated to provide such indemnification (an "indemnifying Party") thereof in writing, but any failure to so notify the indemnifying Party shall not relieve it from any liability that it may have to the indemnified Party under Section 9.1 or Section 9.2, except to the extent that the indemnifying Party is actually and materially prejudiced by the failure to give such notice. The indemnifying Party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense with counsel reasonably satisfactory to such indemnified Party; provided, however, that:

                  (A) the indemnified Party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense to assist in the handling of such Third Party Action;

                  (B) the indemnifying Party shall obtain the prior written approval of the indemnified Party, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified Party or the indemnified Party would be adversely affected thereby;

                  (C) no indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified Party of a release from all liability in respect of such Third Party Action; and

                  (D) the indemnifying Party shall not be entitled to control the defense of any Third Party Action unless within 15 days after receipt of such written notice from the indemnified Party the indemnifying Party confirms in writing its responsibility to indemnify the indemnified Party with respect to such Third Party Action and reasonably demonstrates that it will be able to pay the full amount of the reasonably expected Losses in connection with any such Third Party Action.

         Except as set forth in the following sentence, after written notice by the indemnifying Party to the indemnified Party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing and compliance by the indemnifying Party with Section 9.3(a)(iv), (A) the indemnifying Party shall not be liable to such indemnified Party hereunder for any Legal Expenses subsequently incurred by such indemnified Party attributable to defending against such Third Party Action, and (B) as long as the indemnifying Party is reasonably contesting such Third Party Action in good faith, the indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying Party's prior written consent. If (A) the indemnifying Party does not assume control of the defense of such Third Party Action in accordance with this Section 9.3 or (B) the indemnified Party has been advised in writing by counsel that representation of such indemnified Party and the indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct (in which case the indemnifying Party shall not have the right to assume control of the defense of such Third Party Action on behalf of the indemnified Party, in each case the indemnified Party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying Party, provided that (i) the indemnifying Party shall be obligated to reimburse the indemnified Parties for the costs and expenses of only a single counsel for such Third Party Action and any matters related thereto, and (ii) the indemnified Party shall not settle or resolve such Third Party Action without the prior written consent of the indemnifying Party (which consent will not be unreasonably withheld, conditioned or delayed), and the indemnifying Party will promptly reimburse the indemnified Party therefor in accordance with this
Article 9. The reimbursement of fees, costs and expenses required by this
Article 9 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

         (b) If the indemnifying Party shall be obligated to indemnify the indemnified Party pursuant to this Article 9, the indemnifying Party shall be subrogated to all rights of the indemnified Party with respect to the claims to which such indemnification relates. If an indemnified Party becomes entitled to any indemnification from an indemnifying Party, such indemnification shall be made in cash upon demand.

         (c) The right of indemnification pursuant to this Article 9 shall constitute the sole and exclusive remedy of each of the Parties to this Agreement, other than with respect to fraud or willful breach by a Party. So long as a claim for indemnification pursuant to this Article 9 is being contested in good faith by the indemnifying Party or such claim shall otherwise remain unliquidated, such claim shall not affect any of the rights of the indemnifying Party under the LP Agreement, including any right to current distributions by the LP.

         9.4 SURVIVAL. Except as provided in this Section 9.4, and except for fraud and intentional misconduct, all representations, warranties, covenants and agreements contained in this Agreement shall terminate as specified below.

         (a)      The right to indemnification:

                  (A) with respect to the representations and warranties contained in Articles 3 or 4 (other than the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.10, 3.13,
         3.17, 4.1, 4.2, 4.3, 4.4, 4.5, 4.7 and 4.8) shall survive for 180 days after the Closing;

                  (B) with respect to the representations and warranties contained in Sections 3.5, 3.6, 3.7, 3.13, 4.4, 4.5 and 4.8 shall survive until the expiration of the applicable statute of limitations;

                  (C) with respect to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.10, 3.17, 4.1, 4.2, 4.3,
         and 4.7 shall survive without any time limit; and

                  (D) with respect to the covenants and agreements contained in this Agreement (including those covenants and agreements set forth in Section 6.7), shall survive for the applicable statute of limitations.

                  The expiration of any survival period under this Agreement will not affect the liability of any Party under this Article 9 for any Loss as to which a bona fide claim has been asserted prior to the termination of such survival period.

         9.5 NO SPECIAL OR CONSEQUENTIAL DAMAGES. No Party shall be entitled to recover special, consequential, exemplary or punitive damages from the other Parties, and each Party hereby waives any claim or right to special, consequential, exemplary or punitive damages hereunder, even if caused by the active, passive, sole, joint, concurrent or comparative negligence, strict liability, or other fault of any Party, other than fraud and intentional misconduct.

                                   ARTICLE 10
                                  MISCELLANEOUS

         10.1 NOTICES. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any Party shall be in writing, and shall be delivered either personally, or by registered or certified mail (postage prepaid and return receipt requested) or by express courier or delivery service, or by telegram, telefax, telex or similar facsimile means, to the Parties, at the addresses (or at such other addresses as shall be specified by the Parties by like notice) set forth below:

         (a)      If to the Sellers or US Propane:

                           (A) AGL Energy Corporation

                           AGL Propane Services, Inc.
                           P.O. Box 4569
                           Atlanta, GA 30302
                           Attention: General Counsel
                           (404) 584-4000
                           (404) 584-3419 (facsimile)

                           (B) United Cities Propane Gas, Inc.

                           c/o Atmos Energy Corporation
                           5430 LBJ Freeway
                           1800 Three Lincoln Centre
                           Dallas, TX 75240
                           Attention: J. Patrick Reddy
                           (972) 855-3723
                           (972) 855-3793 (facsimile)

                           (C) TECO Propane Ventures, LLC

                           c/o TECO Energy, Inc.
                           702 N. Franklin St.
                           Tampa, FL 33602
                           Attention: General Counsel
                           (813) 228-4111
                           (913) 228-4811(facsimile)

                           (D) Piedmont Propane Company

                           1915 Rexford Road
                           Charlotte, NC 28211
                           Attention: David Dzuricky
                                      Kevin M. O'Hara
                           (704) 364-3120
                           (704) 365-8515 (facsimile)

                           (E) Andrews & Kurth L.L.P.

                           600 Travis
                           Houston, Texas 77002
                           Attention: G. Michael O'Leary
                           (713) 220-4360
                           (713) 220-4285 (facsimile)

         (b)      If to the Buyer:

                           Heritage Propane Partners, L.P.
                           8801 S. Yale
                           Suite 300
                           Tulsa, OK 74137
                           (918) 493-7290 (facsimile)

                           with a copy to:

                           Thompson & Knight L.L.P.
                           1700 Pacific Avenue, Suite 3000
                           Dallas, TX 75201
                           Attention: Jeffrey A. Zlotky
                           (214) 969-1751 (facsimile)

                           and

                           Doerner, Saunders, Daniel & Anderson, L.L.P.
                           320 South Boston Avenue
                           Suite 500
                           Tulsa, OK 74103-3725
                           Attention: Robert A. Burk
                           (918) 591-5360 (facsimile)

Notices and other communications shall be deemed given or made (i) when received, if sent by telegram, facsimile, telex or similar electronic transmission means (written confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile, telex or similar electronic transmission means) and (ii) when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by registered or certified mail or sent by express courier or delivery service, except in the case of facsimile transmissions received after the normal close of business at the receiving location, which shall be deemed given on the next Business Day.

         10.2 ENTIRE AGREEMENT. This Agreement and the other Operative Agreements, together with the Schedules and Exhibits hereto (where applicable, as executed and delivered), constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

         10.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Party without the prior written consent of each of the Parties, and any purported assignment without such consent shall be void, provided, however, that Buyer may assign its rights, interests and obligations under the Agreement to ___________ without the prior written consent of the Sellers but no such assignment shall relieve the Buyer of its obligations hereunder. Except as provided in Article 9, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, and their respective successors and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         10.4 SEVERABILITY. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

         10.5 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

         10.6 JURISDICTION. Any legal action, suit or proceeding in law or equity arising out of or relating to this Agreement or the transactions contemplated by this Agreement may only be instituted in any state or federal court located in the State of Texas, and each Party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement, or the subject matter hereof or thereof may not be enforced in or by such court. Each Party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any Party if given by registered or certified mail (return receipt requested) or by any other means which requires a signed receipt in accordance with, and at the address listed in, Section 10.1. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law.

         10.7 FURTHER ASSURANCES. From time to time following the Closing, at the request of any Party and without further consideration, the other Parties shall execute and deliver to such requesting Party such instruments and documents and take such other action as such requesting Party may reasonably request or as may be otherwise necessary to (a) more fully and effectively transfer the HHI Stock to, and vest the HHI Stock in, the Buyer, (b) enable the Buyer to assume and fully and timely perform in accordance with their terms any or all of the obligations of HHI, (c) enable the Buyer or their Affiliates to receive the benefits of the ownership of the HHI Stock, and (d) otherwise consummate more fully and effectively the transactions contemplated by this Agreement and the other Operative Agreements.

         10.8 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

US PROPANE:                              U.S. PROPANE, L.P.,
                                         a Delaware limited partnership

                                         By: U.S. Propane, L.L.C.,
                                             its General Partner

                                         By: ______________________________
                                             Name:_________________________
                                             Title:________________________

THE SELLERS:                             AGL ENERGY CORPORATION,
                                         a Delaware corporation

                                         By: ______________________________
                                             Name:_________________________
                                             Title:________________________

                                         AGL PROPANE SERVICES, INC.,
                                         a Delaware corporation

                                         By: ______________________________
                                             Name:_________________________
                                             Title:________________________

                                         UNITED CITIES PROPANE GAS, INC.,
                                         a Tennessee corporation

                                         By: ______________________________

                                             Name:_________________________

                                             Title:________________________

                                         TECO PROPANE VENTURES, LLC,
                                         a Delaware limited liability company

                                         By: __________________________________

                                             Name:_____________________________

                                             Title:____________________________

                                         PIEDMONT PROPANE COMPANY,
                                         a North Carolina corporation

                                         By: ___________________________________

                                             Name:______________________________

                                             Title:_____________________________

THE BUYER:                               HERITAGE PROPANE PARTNERS, L.P.,
                                         a Delaware limited partnership

                                         By: US Propane, L.P.

                                         By: US Propane, L.L.C.
                                             its General Partner

                                         By: ______________________________

                                             Name:_________________________

                                             Title:________________________

                            STOCK PURCHASE AGREEMENT

                        SUMMARY of SCHEDULES AND EXHIBITS

SCHEDULES

Schedule 2.1(a)        Method For Determining Current Liabilities Of HHI
Schedule 3.2(a)        Other Securities of HHI
Schedule 3.2(b)        Indebtedness of US Propane or Sellers Owing to HHI
Schedule 3.5           Default or Violation
Schedule 3.13(a)       Tax Returns (Exceptions)
Schedule 3.13(b)       List of Tax Returns
Schedule 3.13(g)       Taxes in Stock Acquisitions
Schedule 3.14          Intellectual Property
Schedule 3.18(a)       HHI Unaudited Financial Statements
Schedule 3.18(b)       Other Liabilities
Schedule 5.2(b)        Certain Actions
Schedule 6.12          HHI Payables and Receivables to be Eliminated

EXHIBITS

Exhibit 1.1            Definitions
Exhibit 7.1(c)         Form of Officers' Certificate of Sellers and US Propane
Exhibit 7.1(e)         Consents
Exhibit 7.2(c)         Form of Officers' Certificate of the Buyer
Exhibit 7.2(e)         Consents

Annex I                Promissory Note
Annex II               Pledge Agreement

                                   EXHIBIT 1.1

                                   DEFINITIONS

         "Affiliate" means, with respect to a Person, (a) any other Person more than 50 percent of whose outstanding voting securities are directly or indirectly owned, controlled or held with the power to vote by such Person or
(b) any other Person directly or indirectly controlling, controlled by or under common control with such Person. The term "controls" (and the variants thereof) as used in this definition means the possession of the power, acting alone, to direct or cause the direction of the management and policies of a Person by virtue of ownership of voting securities or otherwise.

         "Applicable Law" means any Law to which a specified Person or property is subject.

         "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of Texas or Oklahoma are authorized or obligated to close.

         "Buyer Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of Buyer, dated as of June 27, 1996, as amended or supplemented and in effect as of the date of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to a corresponding provision of any successor law.

         "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

         "Contribution Agreement" means that certain Contribution Agreement, of even date herewith, among Acquirer, Buyer and US Propane, as same may be amended or supplemented during the term hereof.

         "Control" means the possession, directly or indirectly, through one or more intermediaries, of any of the following:

         (d) (i) in the case of a corporation, more than 50 percent of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or joint venture, equity securities of such entity that entitle the owner/holder thereof to the right to receive more than 50 percent of the distributions from such entity; (iii) in the case of a trust or estate, including a business trust, more than 50 percent of the beneficial interests therein; and (iv) in the case of any other entity, equity securities or ownership interests in such entity that entitle the owner/holder thereof to more than 50 percent of the economic or beneficial interests therein; or

         (e) in the case of any entity, the possession of the power, acting alone or as a member of a group (as defined in Rule 13d-5 under the Exchange
Act), to direct or cause the direction of the management and policies of the entity by virtue of ownership of voting securities or otherwise.

         "Delaware LP Act" means the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time.

         "Encumbrance" means any security interest, lien, pledge, claim, charge, escrow, encumbrance, option, right of first offer, right of first refusal, preemptive right, mortgage, indenture, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation, whether written or oral and whether or not relating in any way to credit or the borrowing of money.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "GAAP" means generally accepted accounting principles as in effect in the United States of America on the applicable date.

         "Governmental Authority" (or "Governmental") means a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

         "HHI Material Adverse Effect" means the occurrence or existence of any event or circumstance that (a) would have a material adverse effect on the condition (financial or other), business, properties, net worth or results of operations of HHI, or (b) would subject HHI to any material liability or disability, or (c) would impede in any material respect the ability of HHI, Sellers, US Propane or Buyer to consummate the transactions contemplated by the Contribution Agreement, this Agreement or the Acquisition Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "IRS" means the Internal Revenue Service.

         "Knowledge" has the meaning assigned to such term in the Acquisition Agreement.

         "Law" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

         "Legal Expenses" means the reasonable out-of-pocket fees, costs and expenses of any kind incurred by any Person entitled to indemnification pursuant to Article 9 in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any claim as to which such person is entitled to indemnification pursuant to Article 9.

         "Losses" means losses, damages, liabilities, claims, costs and expenses (including, without limitation, related Legal Expenses), but excluding losses, damages, liabilities, claims, costs and expenses incurred in connection with or relating to lost profits or special, consequential, exemplary or punitive damages.

         "Operative Agreements" means this Agreement, the Promissory Note, the Pledge Agreement, the MLP Agreement Amendment, the Noncompetition Agreement and the NewLP Release.

         "Parties" means, collectively, each of the parties named in the Preamble.

         "Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions and other authorizations of or from Governmental Authorities.

         "Person" means any individual, corporation, firm, partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, other entity, unincorporated association or Governmental Authority.

         "Proceedings" means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

         "Special Committee" means the Special Committee of the Board of Directors of the general partner of US Propane, consisting of Stephen L. Cropper, J. Charles Sawyer and Bill W. Byrne.

         "Subsidiary" means as to any Person, (a) any corporation more than 50 percent of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (excluding stock of any class or classes of such corporation that might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (b) any partnership, limited partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, other entity or unincorporated association in which such Person and/or one or more Subsidiaries of such Person has more than a 50 percent equity interest at the time.

         "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

         "Taxes" means any income taxes or similar assessments or any sales, gross receipts, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.